CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated August 26, 2013 with respect to the financial statements of AllianceBernstein Select US Equity Portfolio and AllianceBernstein Select US Long/Short Portfolio (two of the portfolios constituting AllianceBernstein Cap Fund, Inc.) for the fiscal period ended June 30, 2013, which is incorporated by reference in this Post-Effective Amendment No. 141 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.


                                                           /s/ ERNST & YOUNG LLP


New York, New York
October 28, 2013